Exhibit 16.1

December 5, 2025
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Lite Strategy, Inc’s Form 8-K dated December 5, 2025, and have the following comments:

1)
We agree with the statements made in the third and fourth sentence of the first paragraph, and the second through fourth paragraph of Item 4.01(a)
2)
We have no basis on which to agree or disagree with the statements made in the first and second sentence of the first paragraph and fifth paragraph of Item 4.01(a).

Yours truly,
/s/ Deloitte & Touche LLP

San Diego, CA